Exhibit 99.1
FOR IMMEDIATE RELEASE

Qualcomm Contact:
John Sinnott
Vice President, Investor Relations
Phone: 1-858-658-4813
e-mail: ir@qualcomm.com

Qualcomm Announces First Quarter Fiscal 2018 Results
GAAP Revenues $6.1 billion
GAAP Loss per Share $4.03, reflecting Tax Reform and European Commission Fine
Non-GAAP Earnings per Share $0.98

SAN DIEGO - January 31, 2018 - Qualcomm Incorporated (NASDAQ: QCOM) today announced results for its fiscal first quarter ended December 24, 2017.

“Our fiscal first quarter results reflect continued strong performance in our semiconductor business, as well as continued strength in 3G/4G handset ASPs,” said Steve Mollenkopf, CEO of Qualcomm Incorporated.  “We recently detailed our roadmap for value creation, outlining the significant growth potential for Qualcomm as we enter the 5G world and our products and technologies expand into attractive new markets.”

First Quarter Results (GAAP)*

	Q1 Fiscal 2018	Q1 Fiscal 2017	Year-Over-Year Change	Q4 Fiscal 2017	Sequential Change
Revenues	$6.1B	$6.0B	+1%	$5.9B	+3%
Operating income	$0.0B	$0.8B	(96%)	$0.3B	(91%)
Net (loss) income [1]	($6.0B)	$0.7B	N/M	$0.2B	N/M
Diluted (loss) earnings per share [1]	($4.03)	$0.46	N/M	$0.11	N/M
Operating cash flow [2]	$1.8B	$1.6B	+11%	$2.4B	(27%)
1 Throughout this news release, net (loss) income and diluted (loss) earnings per share are attributable to Qualcomm (i.e., after adjustments for noncontrolling interests), unless otherwise stated.
2 In the first quarter of fiscal 2018, we adopted new accounting guidance that changed the presentation of certain cash flows related to share-based awards in the statement of cash flows. As a result, prior period cash flow amounts presented in this news release have been adjusted to conform to the current year presentation as follows: net cash provided by operating activities for the first and fourth quarters of fiscal 2017 increased by $207 million and $7 million, respectively, with corresponding offsets to net cash used in financing activities.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 2 of 15

First Quarter Results (Non-GAAP)*
Non-GAAP results exclude the QSI (Qualcomm Strategic Initiatives) segment and certain share-based compensation, acquisition-related items, tax items and other items. Further discussion regarding the Company’s use of Non-GAAP financial measures and detailed reconciliations between GAAP and Non-GAAP results are included within this news release.

	Q1 Fiscal 2018	Q1 Fiscal 2017	Year-Over-Year Change	Q4 Fiscal 2017	Sequential Change
Revenues	$6.0B	$6.0B	+1%	$6.0B	+1%
Operating income	$1.6B	$2.1B	(21%)	$1.6B	+4%
Net income	$1.5B	$1.8B	(18%)	$1.4B	+7%
Diluted earnings per share	$0.98	$1.19	(18%)	$0.92	+7%

* The first quarter of fiscal 2018 and fourth quarter of fiscal 2017 GAAP and Non-GAAP results were negatively impacted by our continued dispute with Apple and its contract manufacturers (who are Qualcomm licensees), as well as the previously disclosed dispute with another licensee. We did not record any QTL revenues in the first quarter of fiscal 2018 or fourth quarter of fiscal 2017 for royalties due on sales of Apple’s or the other licensee’s products. The first quarter of fiscal 2017 results included approximately $740 million in QTL revenues related to the products of Apple and the other licensee in dispute. We expect the actions taken by these licensees will continue until the respective disputes are resolved.

The following also should be considered in regard to the year-over-year and sequential comparisons:

•	The first quarter of fiscal 2018 GAAP results included:

◦
$6.0 billion charge, or ($4.03) per share, relating to the enactment of the Tax Cuts and Jobs Act (the Tax Legislation) in the United States (U.S.), which was comprised of $5.3 billion related to the estimated one-time repatriation tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge), $562 million resulting from the estimated impact of remeasurement of U.S. deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate income tax rate and $86 million resulting from our decision to no longer indefinitely reinvest certain foreign earnings. We currently estimate that we will pay $3.3 billion for the Toll Charge, after application of certain tax credits, which is payable in installments over eight years beginning on January 15, 2019.

◦	$1.2 billion charge, or ($0.76) per share, for the fine imposed by the European Commission (EC), for which we intend to provide a financial guarantee to satisfy the obligation.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 3 of 15

•	The first quarter of fiscal 2017 GAAP results included:

◦	$868 million charge, or ($0.49) per share, for the fine imposed by the Korea Fair Trade Commission (KFTC).

•	The fourth quarter of fiscal 2017 GAAP results included:

◦	$778 million charge, or ($0.52) per share, for the fine imposed by the Taiwan Fair Trade Commission (TFTC), which will be paid in 60 monthly installments beginning on January 30, 2018.

Segment Results
First Quarter Fiscal 2018

(in millions except percentages)	Q1 Fiscal 2018	Q1 Fiscal 2017	Year-Over-Year Change	Q4 Fiscal 2017	Sequential Change
QCT
Revenues	$4,651	$4,101	+13%	$4,650	—%
EBT [1]	$955	$724	+32%	$973	(2%)
EBT as % of revenues	21%	18%	+3%	21%	—%
MSMTM chip shipments	237	217	+9%	220	+8%
QTL
Revenues	$1,299	$1,811	(28%)	$1,213	+7%
EBT	$887	$1,532	(42%)	$829	+7%
EBT as % of revenues	68%	85%	(17%)	68%	—%
1 Earnings (loss) before taxes

Cash and Marketable Securities
Our cash, cash equivalents and marketable securities totaled $39.9 billion at the end of the first quarter of fiscal 2018, compared to $29.8 billion a year ago and $38.6 billion at the end of the fourth quarter of fiscal 2017. In addition, funds of $2.0 billion were held to collateralize the letters of credit related to our proposed acquisition of NXP, which have been recorded as other noncurrent assets since the end of the first quarter of fiscal 2017.

Announced Agreement to Acquire NXP
On October 27, 2016, we announced a definitive agreement to acquire NXP Semiconductors N.V. (NXP) for estimated total cash to be paid to NXP’s shareholders of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products. The transaction is subject to receipt of regulatory clearance under applicable laws and other closing conditions, including the tender of at least

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 4 of 15

80% of the issued and outstanding common shares of NXP in the offer (provided that the minimum tender threshold may be reduced to a percentage not less than 70% with the prior written consent of NXP). The transaction is expected to close in early calendar 2018. We intend to fund the transaction with cash generated from our May 2017 debt offering, as well as cash, cash equivalents and marketable securities held by our foreign entities, which will result in the use of a substantial portion of our cash, cash equivalents and marketable securities, and the use of a Term Loan Facility, which is expected to be drawn on at close.

Return of Capital to Stockholders
During the first quarter of fiscal 2018, we returned $1.1 billion to stockholders, including $844 million, or $0.57 per share, of cash dividends paid and $225 million through repurchases of 3.7 million shares of common stock. On January 12, 2018, we announced a cash dividend of $0.57 per share payable on March 21, 2018 to stockholders of record as of the close of business on February 28, 2018.

Effective Income Tax Rates
On December 22, 2017, the Tax Legislation was enacted in the U.S., which significantly revises the U.S. corporate income tax by, among other things, lowering the corporate income tax rate to 21%, implementing a modified territorial tax system (effective in fiscal 2019) and imposing the Toll Charge. Our fiscal 2018 annual effective income tax rates are estimated to be 297 percent for GAAP and 8 percent for Non-GAAP. The GAAP effective tax rate for the first quarter of fiscal 2018 and estimated annual effective tax rate for fiscal 2018 included a preliminary charge of $6.0 billion recorded discretely in the first quarter of fiscal 2018, which was comprised of $5.3 billion related to the estimated Toll Charge, $562 million resulting from the estimated impact of remeasurement of U.S. deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate income tax rate and $86 million resulting from our decision to no longer indefinitely reinvest certain foreign earnings. The impact of the Tax Legislation may differ from this estimate, possibly materially.

The GAAP effective tax rate for the first quarter fiscal 2018 and estimated annual effective tax rate for fiscal 2018 also included the tax impact of the $1.2 billion EC fine, which is not deductible for tax purposes and is attributable to a foreign jurisdiction. The estimated fiscal 2018 GAAP and Non-GAAP effective tax rates included the impact of lower income from U.S. operations, primarily related to decreased QTL revenues from Apple’s contract manufacturers and the other licensee in dispute, as well as the reduced U.S. corporate tax rate, which was effective January 1, 2018.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 5 of 15

Business Outlook
The following statements are forward looking, and actual results may differ materially. The “Note Regarding Forward-Looking Statements” in this news release provides a description of certain risks that we face, and our most recent annual report on file with the Securities and Exchange Commission (SEC) provides a more complete description of risks.

Our outlook does not include provisions for future asset impairments or for pending legal matters, other than future legal amounts that are probable and estimable. Further, due to their nature, certain income and expense items, such as realized investment, certain derivative and foreign currency transaction gains or losses, cannot be accurately forecast. Accordingly, we only include such items in our financial outlook to the extent they are reasonably certain; however, actual results may differ materially from the outlook.

On January 16, 2018, we announced a cost reduction plan designed to align our cost structure to our long-term margin targets. As part of this plan, we will implement a series of targeted reductions across our businesses to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business. We expect these cost reductions to be fully captured in fiscal 2019 results. We are in the process of finalizing our plan, as well as the restructuring and restructuring-related costs we expect to incur to execute our plan. Accordingly, our second quarter of fiscal 2018 outlook does not include any restructuring and restructuring-related costs that will result from this plan. Such future restructuring and restructuring-related costs will be excluded as “Other Items” from our Non-GAAP results.

We have not included estimates related to the operating results of our proposed acquisition of NXP in our second quarter of fiscal 2018 outlook.

Our financial guidance for the second quarter of fiscal 2018 excludes QTL revenues for royalties due on the sale of Apple products by Apple’s contract manufacturers, as well as the sale of products by the other licensee in dispute as we expect the actions taken by these licensees will continue until the respective disputes are resolved.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 6 of 15

The following table summarizes GAAP and Non-GAAP guidance based on the current outlook. The Non-GAAP outlook presented below is consistent with the presentation of Non-GAAP results included elsewhere herein.

Qualcomm’s Business Outlook Summary and Reconciliation

	Q2 FY17 Results (1)		Current Guidance Q2 FY18 Estimates (2)
Revenues	$5.0B		$4.8B - $5.6B
Year-over-year change			decrease 4% - increase 12%
GAAP diluted earnings per share (EPS)	$0.50		$0.41 - $0.51
Year-over-year change			decrease 18% - increase 2%
Less diluted EPS attributable to QSI	$0.00		$0.03
Less diluted EPS attributable to share-based compensation	($0.14)		($0.14)
Less diluted EPS attributable to other items	($0.69)		($0.13)
Non-GAAP diluted EPS	$1.34		$0.65 - $0.75
Year-over-year change			decrease 44% - 51%
Other Information
MSM chip shipments	179	M	170M - 190M
Year-over-year change			decrease 5% - increase 6%
QTL revenues	$2.2B		$1.15B - $1.35B
Year-over-year change			decrease 40% - 49%

(1)
The second quarter of fiscal 2017 GAAP results included a $974 million reduction to revenues, or ($0.48) per share, related to the BlackBerry arbitration decision. Diluted EPS attributable to other items for the second quarter of fiscal 2017 was primarily attributable to the reduction to revenues related to the BlackBerry arbitration decision and acquisition-related items. The second quarter of fiscal 2017 results included QTL revenues related to the products of Apple’s contract manufacturers and the other licensee in dispute.

(2)
Our financial guidance for the second quarter of fiscal 2018 excludes QTL revenues for royalties due on the sale of Apple’s products by Apple’s contract manufacturers, as well as the sale of products by the other licensee in dispute as we expect the actions taken by these licensees will continue until the respective disputes are resolved. Our guidance for diluted EPS attributable to other items for the second quarter of fiscal 2018 is primarily attributable to acquisition-related items.

Sums may not equal total due to rounding.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 7 of 15

Reconciliations of GAAP Results to Non-GAAP Results
The following tables reconcile our GAAP results to our Non-GAAP results ($ in millions, except per share data):

	GAAP Results	Less QSI	Less Share-Based Compensation	Less Other Items (a) (b)	Non-GAAP Results
Q1 FISCAL 2018
Revenues	$6,068	$30	$—	$—	$6,038
Operating income (loss)	29	9	(248)	(1,367)	1,635
EBT	(27)	11	(248)	(1,373)	1,583
EBT as % of revenues	—%				26%
Net (loss) income	(5,953)	8	(199)	(7,230)	1,468
Diluted EPS (c)	($4.03)	$0.01	($0.13)	($4.89)	$0.98
Diluted shares (c)	1,477	1,491	1,491	1,491	1,491
Q4 FISCAL 2017
Revenues	$5,905	$43	$0	($95)	$5,957
Operating income (loss)	333	22	(204)	(1,063)	1,578
EBT	434	28	(204)	(1,065)	1,675
EBT as % of revenues	7%				28%
Net income (loss)	168	25	(153)	(1,079)	1,375
Diluted EPS	$0.11	$0.02	($0.10)	($0.73)	$0.92
Diluted shares	1,488	1,488	1,488	1,488	1,488
Q1 FISCAL 2017
Revenues	$5,999	$14	$—	$—	$5,985
Operating income (loss)	778	(2)	(239)	(1,054)	2,073
EBT	870	(17)	(239)	(1,065)	2,191
EBT as % of revenues	15%				37%
Net income (loss)	682	(11)	(190)	(900)	1,783
Diluted EPS	$0.46	($0.01)	($0.13)	($0.60)	$1.19
Diluted shares	1,495	1,495	1,495	1,495	1,495

(a)
At fiscal year end, the quarterly tax provision (benefit) for each column equals the annual tax provision (benefit) for each column computed in accordance with GAAP. In interim quarters, the sum of these provisions (benefits) may not equal the total GAAP tax provision, and this difference is included in the tax provision (benefit) in the “Other Items” column. See the “Reconciliations of GAAP Tax Rates to Non-GAAP Tax Rates” herein for further details.

(b)
Further details of amounts included in the “Other Items” column for the current period are included in the “Supplemental Information and Reconciliations” and the “Reconciliations of GAAP Tax Rates to Non-GAAP Tax Rates.” Details of amounts included in the “Other Items” column for prior periods are included in the news releases for those periods.

(c)
As a result of the net loss in our GAAP results in the first quarter of fiscal 2018, all of the common share equivalents issuable under share-based compensation plans had an anti-dilutive effect and were therefore excluded from the computation of GAAP diluted loss per share. The diluted EPS impacts of the $6.0 billion charge resulting from the Tax Legislation and the $1.2 billion charge related to the fine imposed by the EC were calculated using the GAAP diluted shares. Amounts in all other columns included the common share equivalents issuable under share-based compensation plans in the calculation of diluted earnings per share because the Company reported Non-GAAP net income.

Sums may not equal totals due to rounding.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 8 of 15

Supplemental Information and Reconciliations
(Unaudited)

Q1 FISCAL 2018
($ in millions)	GAAP Results	Less QSI	Less Share-Based Compensation	Less Other Items (a)	Non-GAAP Results
Cost of revenues	$2,663	$18	$10	$106	$2,529
Research and development (R&D) expenses	1,420	—	156	2	1,262
Selling, general and administrative (SG&A) expenses	773	3	82	76	612
Other expenses	1,183	—	—	1,183	—
Interest expense	170	—	—	3	167
Investment and other income, net	114	2	—	(3)	115	(b)

(a)
Other items excluded from Non-GAAP results included a $1.2 billion charge related to the fine imposed by the EC, $187 million of acquisition-related charges and $3 million of net foreign currency transaction losses related to the TFTC fine.

(b)
Included $121 million in interest and dividend income and $10 million in net realized gains on investments, partially offset by $12 million in equity in net losses of investees and $4 million in other net investment losses.

Reconciliations of GAAP Tax Rates to Non-GAAP Tax Rates
(Unaudited)

	GAAP Results	Less QSI		Less Share-Based Compensation		Less Other Items (c)(d)		Non-GAAP Results
Q1 FISCAL 2018 ($ in millions)
Income (loss) before income taxes	$(27)	$11		$(248)		$(1,373)		$1,583
Income tax (expense) benefit	(5,926)	(3)		49		(5,857)		(115)
Net (loss) income (a)	$(5,953)	$8		$(199)		$(7,230)		$1,468

Tax rate	(21,948%)	0%	(b)	(2%)	(b)	(21,953%)	(b)	7%
FISCAL 2018 ($ in millions)
Estimated annual tax rate	297%	0%	(b)	(1%)	(b)	290%	(b)	8%

(a)	Before adjustments for noncontrolling interests.

(b)
The incremental effect of our adjustments to the Non-GAAP tax rate is calculated by allocating the difference between (i) the tax expense (benefit) calculated based on the GAAP tax rate and (ii) the actual or estimated tax expense (benefit) for each column.

(c)
In the first quarter of fiscal 2018, tax expense in the “Other Items” column included a $6.0 billion charge resulting from the enactment of the Tax Legislation, partially offset by a $45 million tax benefit to reconcile the tax provision for each column to the total GAAP tax provision for the quarter, a $30 million tax benefit for the tax effect of acquisition-related items in EBT and a $21 million tax benefit for the combined effect of other items in EBT.

(d)
In fiscal 2018, the estimated annual effective tax rate for the “Other Items” column included a $6.0 billion charge resulting from the enactment of the Tax Legislation, partially offset by a $119 million tax benefit for the tax effect of acquisition-related items in EBT and a $24 million tax benefit for the combined effect of other items in EBT.

Conference Call
Qualcomm’s fiscal first quarter 2018 earnings conference call will be broadcast live on January 31, 2018, beginning at 1:45 p.m. Pacific Time (PT) at http://investor.qualcomm.com/events.cfm. This conference call will include a discussion of “Non-GAAP financial measures” as defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these Non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP, as well as other financial and statistical information to be discussed on the conference call, will be posted at www.qualcomm.com/investor immediately prior to the commencement of the call. An audio replay will be available at http://

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 9 of 15

investor.qualcomm.com/events.cfm and via telephone following the live call for 30 days thereafter. To listen to the replay via telephone, U.S. callers may dial (855) 859-2056 and international callers may dial (404) 537-3406. Callers should use reservation number 39466104.

Note Regarding Use of Non-GAAP Financial Measures
The Non-GAAP financial information presented herein should be considered in addition to, not as a substitute for or superior to, financial measures calculated in accordance with GAAP. In addition, “Non-GAAP” is not a term defined by GAAP, and as a result, the Company’s measure of Non-GAAP results might be different than similarly titled measures used by other companies. Reconciliations between GAAP and Non-GAAP results used herein are presented herein.

The Company uses Non-GAAP financial information: (i) to evaluate, assess and benchmark the Company’s operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of the Company’s ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against competitors. Non-GAAP measurements used by the Company include revenues, cost of revenues, R&D expenses, SG&A expenses, other income or expenses, operating income, interest expense, net investment and other income, income or earnings before income taxes, effective tax rate, net income (loss) and diluted earnings (loss) per share. The Company is able to assess what it believes is a more meaningful and comparable set of financial performance measures for the Company and its business segments by using Non-GAAP information. In addition, the Compensation Committee of the Board of Directors uses certain Non-GAAP financial measures in establishing portions of the performance-based incentive compensation programs for our executive officers. The Company presents Non-GAAP financial information to provide greater transparency to investors with respect to its use of such information in financial and operational decision-making. This Non-GAAP financial information is also used by institutional investors and analysts in evaluating the Company’s business and assessing trends and future expectations.

Non-GAAP information used by management excludes its QSI segment and certain share-based compensation, acquisition-related items, tax items and other items.

•
QSI is excluded because the Company expects to exit its strategic investments in the foreseeable future, and the effects of fluctuations in the value of such investments and realized gains or losses are viewed by management as unrelated to the Company’s operational performance.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 10 of 15

•
Share-based compensation expense primarily relates to restricted stock units. Management believes that excluding non-cash share-based compensation from the Non-GAAP financial information allows management and investors to make additional comparisons of the operating activities of the Company’s ongoing core businesses over time and with respect to other companies.

•	Certain other items are excluded because management views such items as unrelated to the operating activities of the Company’s ongoing core businesses, as follows:

•
Acquisition-related items include amortization of certain intangible assets, recognition of the step-up of inventories to fair value and the related tax effects of these items, as well as any effects from restructuring the ownership of such acquired assets. Additionally, the Company excludes expenses related to the termination of contracts that limit the use of the acquired intellectual property, third-party acquisition and integration services costs and costs related to temporary debt facilities and letters of credit executed prior to the close of an acquisition. Starting with acquisitions in the second quarter of fiscal 2017, the Company excludes recognition of the step-up of property, plant and equipment from the net book value based on the original cost basis to fair value. Such charges related to acquisitions that were completed prior to the second quarter of fiscal 2017 continue to be allocated to the segments, and such amounts are not material.

•
The Company excludes certain other items that management views as unrelated to the Company’s ongoing business, such as major restructuring and restructuring-related costs, goodwill and indefinite- and long-lived asset impairments and awards, settlements and/or damages arising from legal or regulatory matters.

•
Certain tax items that are unrelated to the fiscal year in which they are recorded are excluded in order to provide a clearer understanding of the Company’s ongoing Non-GAAP tax rate and after tax earnings. In the first quarter of fiscal 2018, the Company excluded the full impact of the Toll Charge, including the portion that relates to earnings and profits of U.S.-owned foreign subsidiaries generated in the first quarter of fiscal 2018.

About Qualcomm
Qualcomm invents breakthrough technologies that transform how the world connects and communicates. When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries.  As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT - including smart cities, smart homes, and wearables. Qualcomm Incorporated includes our licensing

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 11 of 15

business, QTL, and the vast majority of our patent portfolio.  Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, our QCT semiconductor business. For more information, visit www.qualcomm.com.

Note Regarding Forward-Looking Statements
In addition to the historical information contained herein, this news release contains forward-looking statements that are inherently subject to risks and uncertainties, including but not limited to statements regarding: our significant growth potential; the expansion of our products and technologies into attractive new markets; our expectation that Apple’s contract manufacturers and another licensee who did not report or pay royalties due will continue such actions until the respective disputes are resolved; our proposed acquisition of NXP, including our expectations regarding the timing of the closing and the funding of that transaction; our estimates regarding the impact of the Tax Legislation; our cost reduction plan and the timing of the implementation of that plan; our business outlook; the intended use of the proceeds from our recent debt issuance; and our estimates and guidance related to revenues, GAAP and Non-GAAP diluted earnings per share, MSM chip shipments and our 2018 annual effective income tax rates. Forward-looking statements are generally identified by words such as “estimates,” “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” and similar expressions. Actual results may differ materially from those referred to in the forward-looking statements due to a number of important factors, including but not limited to: risks associated with the disruptive takeover proposal to which we subject; our proposed acquisition of NXP; commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers’ and licensees’ sales of products and services based on these technologies and our customers’ demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees; our dependence on the premium-tier device segment; attacks on our licensing business model, including current and future legal proceedings and governmental investigations and proceedings, or actions of quasi-governmental bodies or standards or industry organizations; potential changes in our patent licensing practices, whether due to governmental investigations, private legal proceedings challenging those practices, or otherwise; the enforcement and protection of our intellectual property rights; our ability to extend our technologies, products and services into new and expanded product areas and adjacent industry segments; risks associated with operation and control of manufacturing facilities of our joint venture, RF360 Holdings; the continued and future success of our licensing programs, which requires us to continue to evolve our patent portfolio, and which may be impacted by the proliferation of devices in new industry segments such as automotive and IoT, and the need to extend license agreements that are expiring; our dependence on a limited number of third-party suppliers; claims by third parties that we infringe their intellectual property; strategic acquisitions, transactions and investments; our cost reduction plan; our compliance with laws, regulations, policies and standards; our use of open source software; our stock price and earnings volatility; our indebtedness; security breaches or other misappropriation of our intellectual property or proprietary or confidential information; potential tax liabilities; global regional or local economic conditions that impact the industries in which we operate; our ability to attract and retain qualified employees; foreign currency fluctuations; and failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors. These and other risks are set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 24, 2017 filed with the SEC. Our reports filed with the SEC are available on our website at www.qualcomm.com. We undertake no obligation to update, or continue to provide information with

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 12 of 15

respect to, any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

###
Qualcomm and MSM are trademarks of Qualcomm Incorporated, registered in the United States and other countries. Other products and brand names may be trademarks or registered trademarks of their respective owners.

MSM is a product of Qualcomm Technologies, Inc.

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 13 of 15

Qualcomm Incorporated
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)
(Unaudited)

	December 24, 2017	September 24, 2017
ASSETS
Current assets:
Cash and cash equivalents	$33,362	$35,029
Marketable securities	2,041	2,279
Accounts receivable, net	3,053	3,632
Inventories	1,872	2,035
Other current assets	638	618
Total current assets	40,966	43,593
Marketable securities	4,447	1,270
Deferred tax assets	1,241	2,900
Property, plant and equipment, net	3,224	3,216
Goodwill	6,638	6,623
Other intangible assets, net	3,548	3,737
Other assets	4,287	4,147
Total assets	$64,351	$65,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,685	$1,971
Payroll and other benefits related liabilities	1,041	1,183
Unearned revenues	487	502
Short-term debt	3,465	2,495
Other current liabilities	5,349	4,756
Total current liabilities	12,027	10,907
Unearned revenues	1,906	2,003
Income taxes payable	3,867	—
Long-term debt	19,381	19,398
Other liabilities	3,246	2,432
Total liabilities	40,427	34,740

Stockholders’ equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,480 and 1,474 shares issued and outstanding, respectively	265	274
Retained earnings	23,273	30,088
Accumulated other comprehensive income	386	384
Total stockholders’ equity	23,924	30,746
Total liabilities and stockholders’ equity	$64,351	$65,486

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 14 of 15

Qualcomm Incorporated
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 24, 2017	December 25, 2016
Revenues:
Equipment and services	$4,704	$4,139
Licensing	1,364	1,860
Total revenues	6,068	5,999
Costs and expenses:
Cost of revenues	2,663	2,443
Research and development	1,420	1,311
Selling, general and administrative	773	591
Other	1,183	876
Total costs and expenses	6,039	5,221
Operating income	29	778
Interest expense	(170)	(90)
Investment and other income, net	114	182
(Loss) income before income taxes	(27)	870
Income tax expense	(5,926)	(189)
Net (loss) income	(5,953)	681
Net loss attributable to noncontrolling interests	—	1
Net (loss) income attributable to Qualcomm	$(5,953)	$682

Basic (loss) earnings per share attributable to Qualcomm	$(4.03)	$0.46
Diluted (loss) earnings per share attributable to Qualcomm	$(4.03)	$0.46
Shares used in per share calculations:
Basic	1,477	1,478
Diluted	1,477	1,495

Dividends per share announced	$0.57	$0.53

Qualcomm Announces First Quarter Fiscal 2018 Results                     Page 15 of 15

Qualcomm Incorporated
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	December 24, 2017	December 25, 2016
Operating Activities:
Net (loss) income	$(5,953)	$681
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	363	329
Indefinite and long-lived asset impairment charges	—	32
Income tax provision in excess of (less than) income tax payments	5,697	(113)
Non-cash portion of share-based compensation expense	248	239
Net realized gains on marketable securities and other investments	(23)	(147)
Impairment losses on marketable securities and other investments	9	143
Other items, net	57	(4)
Changes in assets and liabilities:
Accounts receivable, net	581	131
Inventories	162	(354)
Other assets	(56)	(16)
Trade accounts payable	(248)	(208)
Payroll, benefits and other liabilities	1,000	957
Unearned revenues	(75)	(84)
Net cash provided by operating activities	1,762	1,586
Investing Activities:
Capital expenditures	(226)	(129)
Purchases of available-for-sale marketable securities	(5,627)	(4,117)
Proceeds from sales and maturities of available-for-sale securities	2,704	6,891
Deposits of investments designated as collateral	—	(1,950)
Acquisitions and other investments, net of cash acquired	(122)	(57)
Other items, net	10	43
Net cash (used) provided by investing activities	(3,261)	681
Financing Activities:
Proceeds from short-term debt	2,116	2,727
Repayment of short-term debt	(1,149)	(2,727)
Proceeds from issuance of common stock	134	131
Repurchases and retirements of common stock	(225)	(444)
Dividends paid	(844)	(784)
Payments of tax withholdings related to vesting of share-based awards	(192)	(172)
Other items, net	(5)	(42)
Net cash used by financing activities	(165)	(1,311)
Effect of exchange rate changes on cash and cash equivalents	(3)	(17)
Net (decrease) increase in cash and cash equivalents	(1,667)	939
Cash and cash equivalents at beginning of period	35,029	5,946
Cash and cash equivalents at end of period	$33,362	$6,885